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                                                                    EXHIBIT 10.5

COUNTY OF COBB

STATE OF GEORGIA

                               PURCHASE AGREEMENT

         This PURCHASE AGREEMENT (hereinafter the "Agreement") is made and entered into between SWEETWATER FINANCIAL GROUP, INC., a Georgia corporation, hereinafter referred to as "Purchaser" and G.W. INVESTMENTS, a Georgia partnership, hereinafter referred to as "Seller". The Purchaser and Seller are sometimes hereinafter collectively referred to as the parties.

                                   WITNESSETH

         The Seller agrees to sell and convey and the Purchaser agrees to purchase an approximately 1.49 (plus or minus) acre tract of property located in Land Lot 732 and 733, 19th District, 2nd Section, City of Powder Springs, Cobb County, Georgia. The property fronts Lawler Drive, Florence Road and U.S. Highway 278 a/k/a Thornton Road Extension and is more particularly described in the attached survey (hereinafter referred to as the "Property" as shown on the attached Exhibit "A"). It is the intention of the parties to divide the Property into two equal parcels as depicted on Exhibit "A" (hereinafter sometimes referred to individually as "Tract I" or "Tract II"). It is the intention of the parties to more clearly delineate the countries for Tract I and Tract II in a subsequent survey; however, the attached survey will be used for purpose of approximately delineating the boundaries of Tract I and Tract II. The Purchaser intends to purchase Tract I and Tract II under the following terms and conditions.


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1.       Earnest Money: Purchaser shall pay to Seller the sum of Five-Thousand
         Dollars and no cents ($5,000.00) by check as earnest money, payable within five days (5) of the Date of Contract. Such sum is hereinafter referred to as "Earnest Money". The Earnest Money". The Earnest Money shall be held by the Seller.

2. Purchase Price: The Purchase Price for the Property is Seven-Hundred-Twenty-Five-Thousand Dollars and no cents ($725,000.00). Seller accepts as the price for Tract I some portion of the Purchase Price in cash (hereinafter the "Tract I Cash") and accepts as the price for Tract II the balance of the Purchase Price in stock, as stock is hereinafter described, (hereinafter the "Tract II Stock"). No later than 5 days prior to the closing, the Seller shall give notice to the Purchase indicating the Tract I Cash and Tract II Stock amounts, the combination of which must equal the Purchase Price for the Property.

3.       Purchase of the Property:

         a. Tract I: The purchase price for Tract I will be some portion of the Purchase Price paid in cash, such portion to be determined by the Seller pursuant to paragraph 2 of this Agreement.

                  i. Purchaser shall pay in full to the Seller at closing the Tract I Cash;

                  ii. Seller shall return to Purchaser the $5,000.00 Earnest Money at closing in order that the sales amount reflect the sales price of $725,000,000 for tax purposes.

         b. Tract II: The purchase price for Tract II will be some portion of the Purchase Price paid in stock, such portion to be determined by the Seller pursuant to paragraph 2 of this Agreement.


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                  i.       Purchaser shall issue Tract II Stock to any person
                           designated by the Seller, it being understood by the Seller that no warrants may attach to any person other than a member of the Board of Directors of Sweetwater Financial Group, Inc. Tract II Stock shall be defined as common stock and warrants eligible to organizers of Sweetwater Financial Group, Inc., the value of such shares and warrants to be determined at the price such common stock is sold in the contemplated public offering.

                  ii. It is the desire of the Seller that such consideration of stock for real property be considered a Section 351 tax-free contribution. The stock shall be accompanied with warrants that are identical to those warrants that would be provided to the organizers of Sweetwater Financial Group, Inc., provided that the person designated by the Seller to receive such stock is on the Board of Directors of Sweetwater Financial Group, Inc.

                  iii. During the Feasibility Period, the parties shall undertake the following:

                           a. The Purchaser and Seller shall make a determination that the payment of stock and warrants in exchange for real property is not disadvantageous to either Purchaser or Seller from a securities law standpoint.

                           b. The Purchaser and Seller shall obtain approval of the Tract II stock and warrants issuance from the Georgia Department of Banking and Finance (hereinafter referred to as the "Department").


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                           c.       Upon the advice of their individual respect
                                    tax advisors, the Purchaser and Seller shall make a determination that the stock issuance should be treated as a tax-free contribution by Seller of a portion of the Property to Purchaser under Section 351 of the Internal Revenue Code of 1986, as amended.

                           d. If the parties determine that the stock issuance is disadvantageous or that it would not be a tax-free contribution under Section 351, or if the Department fails to approve the stock issuance, then Purchaser shall still be obligated to close this transaction and Seller shall notify Purchaser of the split of cash and stock (and warrants) to be paid under paragraph 2.

                           e. If the parties fail to make a determination with respect to either securities law of tax treatment during the Feasibility Period, then they shall be deemed to have conclusively determined that such payment is not disadvantageous from a securities law standpoint or that tax-free treatment applies, as the case may be.

                  iv. Purchaser shall cause to have issued such stock at closing; however, in no event shall any stock be issued under this paragraph until Department grants approval to the Purchaser for the issuance of such stock. In the event such approval by the Department is not granted, then, in that event, the Seller may, at its option, terminate this Agreement by giving notice to the Purchaser as provided in this Agreement. Seller shall


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                           deliver to Purchaser the Earnest Money paid less
                           $2,000 and neither party shall have any further duties or obligations under this Agreement.

4.       Payment and other conditions:

         a. Tract I: Purchaser agrees to obtain a new loan in order to pay the Tract I Cash requirement at closing. This Agreement is made conditioned upon Purchaser's ability to obtain a loan in the principal amount of $725,000.00 cash, to be secured by a first lien security deed on Tract I or Tract II or both; the loan to be paid in consecutive monthly installments of principal and interest over a term of not less than 30 years at a rate not to exceed 12% per annum, "Ability to obtain" as used herein means that Purchaser is qualified to receive the loan described herein based upon lender's customary and standard underwriting criteria. If Purchaser is unable to obtain a loan as contemplated in this paragraph, then Purchaser may terminate this Agreement and upon such termination, Purchaser is entitled to a refund of the Earnest Money paid.

         b. Tract II: This Agreement is made conditioned upon Seller's receipt of a written legal opinion that addresses whether the exchange of real property for bank stock is a Section 351 tax-free contribution. All parties acknowledge and agree that the Purchaser has not provided any advice to Seller with respect to whether the exchange of real property for bank stock will qualify as a Section 351 tax-free contribution and Seller acknowledges that it will seek its own independent legal and tax advice with respect to such an exchange. In the event that the exchange of Purchaser's bank stock for real property does not qualify as Section 351 tax-free contribution, then in that event, Seller shall be responsible for any


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                  and all tax consequences as a result of the closing for Tract
                  II and Seller agrees to indemnify and hold Purchaser harmless against any and all claims arising out of such disqualification. In the event Seller does not receive the legal opinion as contemplated in this paragraph as a result of the Purchaser's refusal to pay the $3,500.00, then Seller may terminate this Agreement retain the Earnest Money paid.

5. Loan Obligation: Purchaser agrees to (1) make application for the loan within forty-five (45) days from the Date of Contract, (2) immediately notify the Seller of having applied for the loan and the name of the lender and, (3) pursue qualification for and approval of the loan diligently and in good faith. Should Purchaser not timely apply for the loan, Seller may terminate this Agreement if Purchaser does not within five days after receiving written notice thereof, provided Seller with written evidence of loan application. Purchaser agrees that a loan with terms consistent with those described herein shall satisfy this loan contingency. Purchaser may also apply for a loan with different terms and conditions of this Agreement are fulfilled, and the new loan does not increase the costs charged to the Seller. Purchaser shall be obligated to close on the sale of Tract I if Purchaser has the ability to obtain a loan with terms as described herein and/or any other loan for which Purchaser has applied and been approved.

6.       Closing and Possession:

         a. The closing for the sale of the Property shall be held no sooner than 60 days after the Date of Contract, and in no event later than 150 days after the Date of Contract. It is anticipated that the Purchaser will receive conditional charter approval from the Department sometime after the first 60 days after the Date of


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                  Contract, but before the 150 days after the Date of Contract.
                  When the conditional charter is granted, the parties agree to close this transaction with 7 days of the Purchaser receiving such conditional charter approval (hereinafter referred to as the "closing"). In the event that the Purchaser determines that rezoning or environmental remediation of the Property is necessary pursuant to this Agreement, the Purchaser and Seller agree to extend the closing by an additional 90 days, beyond the initial 60-day minimum, to allow for such activity to occur. If the conditions of chartering are not met and by mutual consent of Seller and Purchaser the stock is deemed worthless then this transaction shall unwind. The Purchaser shall return any deeds issued to Seller and the Seller shall return to Purchaser all stock and cash within 90 days of such determination.

         b.       The closing shall be held at the law office of Donald Mize.

         c. Seller shall provide possession of the Property on the date of closing.

7.       Inspection of the Property:

         a. Phase I Environmental: The Purchaser shall have 30 days from the Date of Contract to fully inspect the Property, among other things, perform a Phase I environmental evaluation and verify compliance with applicable laws, ordinances and regulations. This right to inspect shall include the Purchaser's right and privilege to have its agents and representatives, at Purchaser's expense and at reasonable times during normal business hours, enter upon the Property for the purpose of inspecting, examining, testing and surveying the Property. If, as a result of such inspection(s), it is revealed that all or a portion of the


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                  Property, including soil and/or ground water, is contaminated with hazardous waste or is not in compliance with applicable laws, ordinances and regulations, Purchaser shall have the option, exercisable at Purchaser's sole election, to (i) terminate this Agreement, be entitled to a complete refund by the Seller of all Earnest Money and neither party shall have any further rights or obligations hereunder; or (ii) close the sale of the Property and accept the Property "as is".

         b. Feasibility: Purchaser's obligations under this Agreement are subject to and conditioned upon Purchaser's investigation and study of the Property and satisfaction with all aspects thereof deemed relevant by Purchaser, including, but not limited to: zoning of the Property permitting the use of the Property for banking facilities, including the use of the property for a temporary modular bank building, and the soil conditions; availability of all utilities to the Property in adequate capacities and at appropriate locations; access to the Property by public roads; availability of all approvals and permits required for use of the property; economic and feasibility studies. Purchaser shall have 30 days after the Date of Contract (the "Feasibility Period") in which to make such investigations and studies with respect to the Property. Purchaser may terminate this Agreement by notice to the Seller not later than 30 days after the date of Contract, if any aspect of the Property is not satisfactory to the Purchaser, in Purchaser's sole discretion. If such notice is timely given to Seller by Purchaser, the Purchaser shall be entitled to a refund by the Seller of all Earnest Money paid. If Purchaser fails to give notice prior to the end of the Feasibility


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                  Period, then such conditions shall be conclusively deemed to be waived by Purchaser.

8. Title: Seller warrants that it presently has title to the Property, and at the time of the closing, Seller agrees to convey good and marketable title to Title I and Tract II to Purchaser by General Warranty Deeds subject only to (1) zoning ordinances affecting the Property; (2) utility easements of record serving the Property; and (3) leases, other easements, or other restrictions and encumbrances specified in this Agreement. Purchaser shall move promptly and in good faith after the Date of Contract to examine title of the Property and to furnish Seller with a written statement of objections affecting the marketability of said title. Seller shall have reasonable time after receipt of such objections to satisfy all valid objections and if Seller fails to satisfy such valid objections within a reasonable time, then at the option of the Purchaser, evidence by written notice to the Seller, Purchaser may terminate this Agreement and Purchaser shall be entitled to a refund of the Earnest Money paid. Marketable title as used herein shall mean title, which a title insurance company licensed to do business in the State of Georgia will insure at its regular rates, subject only to standard exceptions unless otherwise specified herein.

9.       Costs and Prorations

         a. Real Estate Taxes: Ad valorem taxes assessed against the Property for the year 2000 shall be paid by the Seller. Taxes for the year 2001 shall be the responsibility of the Purchaser.

         b. Real Estate Transfer Tax: Purchaser shall pay State of Georgia Real Estate Transfer Tax at closing.


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         c.       Survey: Purchaser shall pay for the cost of a survey for the
                  Property.

         d. Costs to record deeds: Purchaser shall pay any costs, over and above the real estate transfer tax, associate with the recording of the deeds for Tract I and Tract II.

         e. Attorney's fees: Each party is to pay its own attorney's fees in relation to the preparation, execution and closing of the Property, subject only to the Purchaser's agreement to pay the following amount son the Seller's behalf for the following legal opinions: The Purchaser agrees to pay $3,500.00 of the Seller's expense in obtaining the Section 351 opinion and the Purchaser agrees to pay $3,000.00 of the Sellers expense to 1499, Inc. in obtaining Section 1031 opinion and intermediary services.

         f. Title Examination/Insurance: Purchaser shall pay for the cost of its title examination and cost associated with the purchase of title insurance for the Property.

10. Broker: The parties each warrant and represent to the other that neither party has employed or dealt with a real estate broker or agent in connection with the transactions contemplated herein. The parties covenant and agree, each to the other, to indemnify the other against any loss, liability, costs, claims, demands, damages, actions, causes of actions and suits arising out of or in any manner related to the alleged employment or use by the indemnifying party of any real estate broker or agent.

11. Notice: Each notice provided for under this Agreement shall be in writing and sent via commercial courier service or by depositing it with the United States Postal Service or any official successor thereof, certified or registered mail, return receipt requested with


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         adequate postage prepaid, addressed to the appropriate party, and marked to a particular individual's attention if so indicated, as hereinafter provided. Each notice shall be effective on the date of receipt or the date delivery is first attempted, which ever first occurs, and, the time period in which a response to any notice must be given or any action taken with respect thereto shall commence to run from the effective date thereof, as evidenced by the courier service records or by the return receipt, as the case may be. The addresses of the parties shall be those set forth below. Any party shall have the right to change the address or individual's attention or additional addresses for copies shall be given in writing to the other at least ten days prior to such change taking effect.

                                SELLER'S ADDRESS:

                                   Lynn Wilson
                                G.W. Investments
                               3272 Florence Road
                          Power Springs, Georgia 30127

                                   Steve Greer
                                G.W. Investments
                               3272 Florence Road
                          Power Springs, Georgia 30127

                                    COPY TO:

                              Daniel D. Dinur, Esq.
                            Dinur & Associates, P.c.
                              One Lakeside Commons
                          990 Hammond Drive, Suite 760
                             Atlanta, Georgia 30328


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                              PURCHASER'S ADDRESS:

                             Caric Martin, President
                        Sweetwater Financial Group, Inc.
                               c/o Paul Wilkerson
                             Wilkerson Paper Company
                           325 Great Southwest Parkway
                             Atlanta, Georgia 30336

                                    COPY TO:

                             R. Randall Bentley, Sr.
                           Bentley, Bentley & Bentley
                              241 Washington Avenue
                             Marietta, Georgia 30060

12. Documents: Each party shall deliver to the other party appropriate evidence to establish the authority of such party to enter into and close the transaction contemplated hereby. Seller shall also deliver to Purchaser at the closing a Seller's General Warranty deed and an affidavit of title with respect to the appropriate tract in form satisfactory to Purchaser's title insurer. The parties shall also deliver at the closing any other documents reasonably necessary to complete and evidence the transaction contemplated hereby. Seller agrees to provide Purchaser within 30 days after the Date of Contract legible copies of any and all surveys, title reports, title insurance policies, environmental assessment reports which Seller may have concerning the Property.

13. Default and Remedies: If Purchaser fails or refuses to perform its obligations under this Agreement, and such failure or refusal is not cured within five (5) days after notice from Seller, then Seller may as its sole and exclusive remedy have the Earnest Money as full liquidated damages. The parties hereby acknowledge the difficulty of ascertaining Seller's actual damages in such circumstance and agree that the Earnest Money represents a good faith resolution thereof. If Seller fails or refuses to perform


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         its obligations under this Agreement, and such failure or refusal is not cured within five (5) days after the notice from Purchaser, then Purchaser shall have the right to a refund of the Earnest Money, specific performance, or any and all other rights and remedies available at law or in equity for Seller's breach.

14.      Survival and Termination:

         a. The provisions of this Agreement shall survive the closing unless and to the extent expressly provided otherwise.

         b. The provision of this Agreement concerning the disbursement of the Earnest Money shall survey the termination.

         c. "Terminate" or "Termination" shall mean the termination of this Agreement pursuant to the right to do so as provided herein. Upon Termination, the Earnest Money shall be disbursed as provided herein, and the parties hall have no further rights or duties under this Agreement except as expressly provided herein. In any case in which the Earnest Money is provided herein to be returned to the Purchaser, then nevertheless Two thousand dollars ($2,000.00) hereof shall be paid to or retained by Seller and deducted from the amount due Purchaser. The Seller's amount shall belong to Seller in any and all events and shall in effect constitute option money, making this Agreement binding even if any conditions or provisions herein are entirely with the discretion or control of the Purchaser for certain time periods.

15. Entire Agreement: This Agreement constitutes the entire Agreement of the parties and may not be amended except by written instrument executed by both Purchaser and Seller.


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16.      Signage: The Purchaser agrees to cooperate with Seller to co-locate signage on the Purchaser's principal marquis sign on the Property. The Seller's proposed signage shall be aesthetically consistent with Purchaser's signage and pre-approved by Purchaser prior to the installation of such sign. Purchaser further agrees to assist with the Seller's application for a variance with the appropriate local governing authority for the location of such signage on the Property. Seller shall be responsible for any and all expenses related to the Seller's part of the sign on the Purchasers structure.

17. Excess Dirt: During the construction of the banking facilities on the Property by the Purchaser, the Seller agrees to permit the Purchaser to move and locate any excess dirt from the Property on Seller's adjacent property. Once located on Seller's adjacent property, Purchaser agrees to seed and hay such dirt on Seller's adjacent property.

18. Interpretation: The paragraph headings are inserted for convenience only and are in no way intended to interpret, define or limit the scope or content of this Agreement or any provision hereof. Whenever the singular is used in this writing, it shall be extended when necessary to include the plural. The parties acknowledge and agree that notwithstanding which party originally drafted this Agreement, the construction of this Agreement in a court of competent jurisdiction, shall not be construed unfavorably against the drafting party and a court of competent jurisdiction shall not give any party a favorable presumption based upon which party originally drafted this Agreement. The parties agree and acknowledge that the terms and conditions herein where property negotiated in good faith and at arms length.

19. Applicable Law and Consent to Venue and Jurisdiction: This Agreement shall be construed and interpreted in accordance with the laws of the State of Georgia. In the


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         event of a dispute between the parties regarding this Agreement, any and all claims arising out of this Agreement shall be litigated in a court of competent jurisdiction in Cobb County, Georgia. All parties consent to the personal jurisdiction of any such Cobb County court to litigate and resolve any such dispute.

20. Successors and Assigns: This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. The rights of each party under this Agreement are assignable only upon the written consent of the other party.

21.      Seller's Representation: Seller warrants, represents and agrees that:

         a. Seller is the owner of the Property as of the Date of Contract.

         b. To Seller's knowledge, no condemnation proceeding is pending or threatened with respect to any part of the Property.

         c. To Seller's knowledge, the Property has never been used as a landfill for garbage or refuse, dump, and stump pit or other similar purpose.

         d. Seller has received no notice (oral or written) that any municipality or other governmental or quasi-governmental authority has determined that there are any violations of health, fire safety, building, environmental or other statutes, ordinances or regulations affecting or applicable to the Property, and Seller has no knowledge of any such violations. In the event Seller receives notice prior to the closing of any such violations affecting the Property, Seller shall deliver notice thereof to Purchaser the next business day after Seller's receipt thereof.

         e. Seller has received no notice (oral or written) of the existence of any areas on or in the Property where Hazardous Material or Waste (as hereinafter defined) have been used, disposed of, release or found, and Seller has no knowledge of


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                  the existence of any such areas, or of the storage or disposal of any Hazardous Material or Waste on the Property. For purposes of this Agreement, the term "Hazardous Material or Waste" shall mean petroleum (including crude oil or any fraction thereof), asbestos, medical waste, and any substance identified by CERCLA, RCRA or any other federal, state, county or municipal legislation or ordinance as a hazardous or toxic substance or waste.

         f. No storage tanks are located on the Property, either above or below ground, and there are no underground pipes or lines on the Property, except for county water or sewer lines or electrical, telephone or gas conduits, owned by public utility companies.

         g. There has been no leaking or purposeful disposal of any Hazardous Material or Waste onto or into the Property.

         h. No Hazardous Material or Waste has been generated by Seller on the Property prior to or since the date upon which the Seller acquired the Property.

         i. During the pendency of this Agreement and prior to the closing, Seller shall take no action which would in any way encumber or alienate Seller's title to the property, including but not limited to the execution of any contracts of sale, leases, easements, security instruments and deeds of conveyance unless the same are expressly contemplated under the terms of this Agreement or are done so with the written acknowledgement and consent of Purchaser.

         j. Seller agrees to take such actions at its expense as may be reasonably necessary to cause such warranties, representations and agreements to be true and satisfied


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                  as of the closing. Seller shall affirm these warranties,
                  representations and agreements at the closing.

22. Counterpart Execution: This Agreement may be executed in separate counterparts. It shall be fully executed when each party whose signature is required has signed at least one counterpart even though no one counterpart contains the signatures of all the parties.

23. Eminent Domain: If, after the Date of Contract and prior to the closing, Seller receives notice of the commencement or threatened commencement of eminent domain or other like proceedings against any portion of the Property, Seller shall promptly give notice thereof to Purchaser. Purchaser shall elect within thirty (30) days by notice thereof to Purchaser. Purchaser shall elect within thirty (30) days by notice to the Seller either (i) terminate this Agreement, or (ii) to close the transaction for Tract I and Tract II, either or both, in accordance with its terms but subject to such proceedings, in which event the Purchase Price shall not be reduced but Seller shall assign to Purchaser Seller's rights in any condemnation award of proceeds. If Purchaser does not give timely notice, Purchaser shall be deemed to have elected to close the transactions contemplated hereby in accordance with clause (ii) above.

24. Section 1031 Exchange - The Seller may assign its rights to this Agreement in connection with an attempt by the Seller to qualify for a tax deferred exchange of like-kind property under Section 1031 of the Internal Revenue Code of 1986, as amended, in whole or part. However, any such assignment shall not relieve Seller of liability for the performance of Seller's duties and obligations under this Agreement. Seller and Purchaser expressly agree and covenant to cooperate with each other, or their affiliates,


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         as shall be reasonably requested in consummating the sale of the
         Property which will qualify as such a tax deferred exchange of like-kind property for the Seller.

25. Responsibility to Cooperate: All parties agree to timely take such actions and produce, execute, and/or deliver such information and documentation as is reasonably necessary to carry out the responsibilities and obligations of this Agreement.

26. Exhibits: The exhibits referred to in and attached to this Agreement are incorporated herein full by reference. The following Exhibits are attached hereto: Exhibit "A": Survey of the Property.

27. Offer-Acceptance and Contract: This document shall constitute an offer by Purchaser. This offer is open for acceptance by Seller on or before September 8, 2000 by 9:00 p.m. Upon acceptance of this offer, Seller agrees to provide immediately to Purchaser a complete counterpart of this Contract signed by Seller. If this offer is so accepted, I shall become a binding contract. As used herein, the phrase "Date of Contract" shall mean the date on which the Agreement is last signed by a party hereto.

         IN WITNESS WHEREOF, the Parties have set their hands and seals hereto as of the day and year indicated next to their signatures.

         Signed, sealed and delivered          PURCHASER:
         in the presence of:                   Sweetwater Financial Group, Inc.


                                               By:/s/ Caric Martin
         ----------------------------------       ------------------------------
         Witness                               Caric Martin, President


                                               Date signed by Purchaser:
         ----------------------------------
         Notary Public
                                               September 8, 2000


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         Signed, sealed and delivered          SELLER:
         In the presence of:                   G.W. Investments


                                               By:/s/ Lynn Wilson
         ----------------------------------       ------------------------------
         Witness                                      Lynn Wilson, Partner


                                               Date signed by Seller:
         ----------------------------------
         Notary Public
                                               September 8, 2000

         Signed, sealed and delivered
         In the presence of:


                                               By:/s/ Steve Greer
         ----------------------------------       ------------------------------
                                                      Steve Greer, Partner

         Witness


                                                      Date signed by Seller:
         ----------------------------------
         Notary Public
                                                      September 8, 2000

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